Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-192189, 333-192320, 333-204827, 333-204828, and 333-218527 on Form S-8 of our reports dated April 2, 2018, relating to the consolidated financial statements and financial statement schedule of FTD Companies, Inc. and subsidiaries (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 2, 2018